Exhibit 8.2

[Monroe Shine & Co., Inc. Letterhead]

                            , 2008

Boards of Directors

First Savings Financial Group, Inc.

First Savings Bank, F.S.B.

501 East Lewis & Clark Parkway

Clarksville, Indiana 47129

Re:	State Income Tax Opinion Relating to the Conversion of First Savings Bank,
F.S.B. from a Federally-Chartered Mutual Savings Bank to a Federally-Chartered Stock Savings Bank

Gentlemen:

In accordance with your request, set forth herein is our opinion regarding the Indiana income tax consequences of the proposed conversion of First Savings Bank, F.S.B., (“Savings Bank”) form a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the “Converted Bank”) and the acquisition of the Converted Bank’s capital stock by First Savings Financial Group, Inc., an Indiana corporation (“First Savings Financial Group”), pursuant to a Plan of Conversion (“Plan”) adopted by First Savings Bank, F.S.B., (“Savings Bank”) on April 30, 2008.

In connection with the opinions expressed below, we have examined and relied upon originals or copies certified or otherwise identified to our satisfaction, of the Plan as adopted by the Board of Directors of the Savings Bank on April 30, 2008, such corporate records of the parties to the conversion as we have deemed appropriate and the prospectus included in the Registration Statement on Form S-1 filed by First Savings Financial Group. We have assumed the representations are true and that the parties to the Plan will act in accordance with the Plan. Also, we have relied upon the Federal Income Tax Opinion of Kilpatrick Stockton LLP dated                         , 2008 (“Federal Income Tax Opinion”), incorporated hereunder by reference. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

In issuing the opinions set forth below, we have referred solely to existing provisions of the Indiana Code. We assume no obligation to revise or supplement this opinion should the present Indiana income tax laws be changed by legislation, judicial decisions or otherwise.

Based on and subject to the foregoing, and the conclusions stated in the Federal Income Tax Opinion as to the federal income tax consequences of the Conversion, it is our opinion that for Indiana income tax purposes, under current law:

Board of Directors

First Savings Financial Group, Inc.

First Savings Bank, F.S.B.

                    , 2008

1.	The Conversion transaction and the subsequent stock offering will be treated in an identical manner as it is treated for federal income tax purposes under the Internal Revenue Code. The Internal Revenue Code in effect as of January 1, 2008, is incorporated by reference into the income tax laws of the state of Indiana.

2.	Under the income tax laws of the state of Indiana, consummation of the Conversion will not be a taxable event to the Savings Bank, its account holders, the Converted Bank, or First Savings Financial Group.

This opinion is given solely for the benefit of the parties to the Plan, the Savings Bank and First Savings Financial Group, eligible account holders, supplemental eligible account holders and employees, officers and directors who received subscription rights and other investors who purchase common stock pursuant to the Conversion, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. As noted above, this opinion is limited to the Indiana income tax consequences of the Conversion and we undertake no responsibility to update or supplement our opinion.

We consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC filed with the Office of Thrift Supervision and as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, all filed in connection with the conversion, and to reference to our firm and to this opinion in the prospectus included in both the Registration Statement on Form S-1 and the Application for Conversion on Form AC under the headings “The Conversion and Stock Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.”

Yours truly,

Monroe Shine & Co., Inc.